Exhibit 4.5

Shares and Options Purchase Plan	Document name	: Purchase Plan
	Modification date	: September 2014
	Status	: Under Change Control

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© ASML 2014. All rights reserved.
Reproduction in whole or in part is prohibited without the prior written consent of ASML.

TERMS AND CONDITIONS FOR OPTIONS AND SHARES PURCHASED BY EMPLOYEES UNDER THE ASML SHARE AND OPTION PURCHASE PLAN (Version September 2014)

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Shares and Options Purchase Plan	Document name	: Purchase Plan
	Modification date	: September 2014
	Status	: Under Change Control

[Related documents

In these Conditions reference is made to the ASML Rules on Insider Trading. This document can be consulted on the ASML Intranet.]

TERMS AND CONDITIONS FOR OPTIONS AND SHARES PURCHASED BY EMPLOYEES UNDER THE ASML SHARE AND OPTION PURCHASE PLAN (Version September 2014)

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Shares and Options Purchase Plan	Document name	: Purchase Plan
	Modification date	: September 2014
	Status	: Under Change Control

Article 1 — Definitions

In these Conditions and the agreements arising from and relating thereto the following terms shall have the meanings as defined in this Article, unless explicitly stated otherwise.

Allocation:	the allocation of an Option and/or Share to an Employee in accordance with Article 3 of this Plan and ‘Allocated’ shall be construed and interpreted accordingly;

Annual Gross Base Salary:	the annual gross base salary as applicable in the month preceding the Grant Date;

Application Form:	the application form for this Plan on the basis of which Options and/or Shares are Allocated to Employees;

ASML:	ASML Holding N.V., having its registered seat at De Run 6501, 5504 DR Veldhoven, The Netherlands, registered with the Chamber of Commerce (Kamer van Koophandel) of Oost-Brabant under registration number 17085815;

Board of Management:	the Board of Management of ASML as mentioned in the articles of association of ASML;

Cash Premium:	a gross cash payment that the Option Holder and/or Share Holder will receive in accordance with Article 9 of this Plan;

Conditions:	the present terms and conditions for Options (to be) granted and Shares (to be) awarded to Employees of an ASML Group Company under the ASML Share and Option Purchase Plan, including any modifications subsequently introduced herein in conformity with the same;

Employee:	a natural person who is employed with ASML or an ASML Group Company in a position with a salary grade 81 through 95 (according to ASML’s salary system applicable until July 1, 2012) or with a salary grade 1 through 15 (according to ASML’s salary system applicable of July 1 2012), and who is on its payroll or who has been assigned abroad as an expatriate or ITA by an ASML Group Company;

Employer:	ASML or Group Company that employs Employee;

TERMS AND CONDITIONS FOR OPTIONS AND SHARES PURCHASED BY EMPLOYEES UNDER THE ASML SHARE AND OPTION PURCHASE PLAN (Version September 2014)

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Shares and Options Purchase Plan	Document name	: Purchase Plan
	Modification date	: September 2014
	Status	: Under Change Control

Grant Date:	the date of Allocation of an Option and/or Share, being two days after the publication of the quarterly or annual results;

Group Company:	an affiliated company of ASML. Affiliation shall be construed and interpreted in accordance with section 24b of Book 2 of the Dutch Civil Code;

Option:	a right issued under this Plan by Employer to Option Holder to acquire one Share against payment of the Option Exercise Price during the Option Period;

Option Exercise Price:	the price for which Option Holder may acquire one Share upon the exercise of one Option;

Option Holder:	the holder of an Option, being either the person to whom an Option has been Allocated in writing and who at the time of Allocating of such Option is an Employee of ASML or who has become the holder of such Option by virtue of being the Employee’s heir;

Option Period:	the period during which the Option may be exercised as determined by Articles 5 and 8 hereof;

Option Purchase Price:	the price for which the Option Holder may acquire one Option which price is equal to the value of one Option on the Grant Date and which price is determined by ASML on the basis of the calculation method used by ASML in line with the applicable International Financial Reporting Standards and US GAAP accounting rules for share based remuneration provided to employees (not taking into account the payment of the Option Purchase Price);

Plan:	this ASML Share and Option Purchase Plan for Employees, including the appropriate Application Form and Conditions;

Plan Agent:	the organization to be designated by ASML and that is engaged for the implementation of the Conditions;

Release:	the issuance or transfer of Options and/or Shares to an employee in accordance with Article 4 of this Plan and “Release” and “Released” shall be construed and interpreted accordingly;

Share:	an ordinary share in the capital of ASML, having a nominal value of EUR 0.09 (nine eurocents) or any other nominal value such Share may have in the future listed on NYSE Euronext Amsterdam, The Netherlands;

Share Holder:	the holder of a Share, being either the person to whom a Share has been Allocated under this Plan in writing and who at the time of Allocating of such Share is an Employee of ASML or who has become the holder of such Share by virtue of being Employee’s heir;

TERMS AND CONDITIONS FOR OPTIONS AND SHARES PURCHASED BY EMPLOYEES UNDER THE ASML SHARE AND OPTION PURCHASE PLAN (Version September 2014)

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Shares and Options Purchase Plan	Document name	: Purchase Plan
	Modification date	: September 2014
	Status	: Under Change Control

Share Purchase Price:	the price for which the Share Holder may acquire one Share upon Allocation which price is equal to the underlying value of one Share on the Grant Date;

Total Purchase Price:	the sum of the Option Purchase Price and/or Share Purchase Price payable by the Employee;

The terms defined above in the singular or in the plural shall also comprise the plural and vice versa, unless in the case in concerned it can be inferred otherwise from the text of the Conditions.

TERMS AND CONDITIONS FOR OPTIONS AND SHARES PURCHASED BY EMPLOYEES UNDER THE ASML SHARE AND OPTION PURCHASE PLAN (Version September 2014)

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Shares and Options Purchase Plan	Document name	: Purchase Plan
	Modification date	: September 2014
	Status	: Under Change Control

Article 2 — General

Option Holder and/or Share Holder is aware of the fact that participation is an investment and that the value of the Shares may rise or fall, and that ASML does not guarantee that Option Holder and/or Share Holder will derive any benefit from participating in the Plan.

Nothing in these Conditions or related documents by themselves or in combination shall be construed as an expressed or implied contract of employment or a guarantee of continued future employment.

In case of a conflict between these Conditions and the Application Form, these Conditions will supersede the Application Form.

Article 3 — Allocation of Options and Shares

3.1	ASML shall determine not later than November, prior to the first Grant Date of the following year, the maximum aggregate value of the Option Purchase Price and the Share Purchase Price that may be used for the purchase of Options and/or Shares under this Plan. This aggregate value will be set as a percentage (which percentage may, for the avoidance of doubt, also be set at nil percent) of Annual Gross Base Salary at the discretion of the Board of Management. The Option Purchase Price and Share Purchase Price is paid from Option Holder and/or Share Holder’s net periodic pay;

3.2	The number of Options and/or Shares to be Allocated is dependent on the requested amount as mentioned on the Application Form divided by the Option Purchase Price and/or Share Purchase Price in euro on the Grant Date. Where the calculation results in fractional Options or Shares the actual number of Options and/or Shares will be rounded down to the nearest whole number. If the Total Purchase Price exceeds the net periodic pay of the Employee in the month preceding the Date of Grant, the Total Purchase Price will be reduced to a maximum amount that is equal to the net periodic pay of the Employee in that month and, therefore, the number of Options and/or Shares that are Allocated to the Employee are reduced as deemed fair by ASML.

3.3	When submitting a request for the Allocation of Options and/or Shares Employee shall owe Employer a net amount, taking into account article 3.2, in euro converted on the Grant Date into local currency applicable to Employee equal to the Option Purchase Price multiplied by the number of Options Allocated on the Grant Date and/or equal to the Share Purchase Price multiplied by the number of Shares Allocated on the Grant Date.

3.4	Per Option and/or Share purchased, Employee shall pay to ASML the Total Purchase Price as determined on the Grant Date in euro converted on the Grant Date to the local currency applicable to Employee. The Total Purchase Price is deductible from the net pay of the Employee in the month preceding the Grant Date;

TERMS AND CONDITIONS FOR OPTIONS AND SHARES PURCHASED BY EMPLOYEES UNDER THE ASML SHARE AND OPTION PURCHASE PLAN (Version September 2014)

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Shares and Options Purchase Plan	Document name	: Purchase Plan
	Modification date	: September 2014
	Status	: Under Change Control

3.5	In the event of termination of employment, Employee, by submitting the Application Form, authorizes ASML to deduct any balance remaining from the amount determined in Article 3.4 from any final net payroll payment. In the event that such amount is insufficient to cover the remaining balance or no net periodic pay is made to the Employee in the month preceding the Grant Date, the Employee will receive less Options and/or Shares and any outstanding balance shall be paid by ASML to the Employee within one month after the Grant Date. ASML will determine which payment method shall be used;

3.6	To be eligible for the Allocation of Options or Shares a fully completed and signed Application Form must have been duly received by the ‘employee benefits administration department’ in Veldhoven, The Netherlands;

3.7	Options and/or Shares shall be Allocated on the basis of the Application Form taking into account the maximum number of Options and/or Shares available.

3.8	All euro denominated amounts mentioned in this Article shall be calculated by using the euro – local currency exchange rate fixing applicable to Employee on the Grant Date as performed by the European Central Bank at or around 14.00 hours C.E.T.

Article 4 — Acceptance and Release of the Options and/or Shares

4.1	By submitting the Application Form Employee expresses his wish to participate in the Plan and accepts (i) all of the Options and/or Shares that are Allocated, and (ii) the Conditions of this Plan;

4.2	Employee shall be informed within a reasonable term in writing of the number of Options and/or Shares Allocated;

4.3	The Options and/or Shares Allocated to the Employees will be Released by ASML as soon as practicable following the Grant Date to a share account opened by ASML in the name of the Employee. A Release of Options and/or Shares shall only be made if the Employee has fulfilled all of his or her obligations towards the Company or any Group Company under this Plan.

4.4	The Release is subject to the ASML Rules on Insider Trading and applicable mandatory provisions regarding insider trading, if any, as amended from time to time.

4.5	The Participant shall not be entitled to any compensation of damages insofar as such damages arise or may arise from a delayed Release under this Article 4.

TERMS AND CONDITIONS FOR OPTIONS AND SHARES PURCHASED BY EMPLOYEES UNDER THE ASML SHARE AND OPTION PURCHASE PLAN (Version September 2014)

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Shares and Options Purchase Plan	Document name	: Purchase Plan
	Modification date	: September 2014
	Status	: Under Change Control

Article 5 — Option Period

5.1	The Option Period shall be 10 (ten) years, counting from the Grant Date;

5.2	Options may only be exercised or settled within the Option Period as determined in Article 8 of these Conditions against payment of the Option Exercise Price for each Option exercised;

5.3	Options that have not been exercised within the Option Period shall lapse after the expiration of the Option Period and become null and void;

5.4	Notwithstanding the provisions of Sections 1 through 3 of this Article, the Option Period may be extended under the circumstances as referred to in Section 3 of Article 8 of these Conditions by a maximum period of 12 (twelve) months.

Article 6 — Option Exercise Price

The Option Exercise Price shall be equal to the closing price “cum dividend” of an ordinary ASML share on NYSE Euronext, Amsterdam in The Netherlands on the Grant Date. For US employees the euro denominated Exercise Price will be converted into a United States Dollar Exercise Price by taking the Exercise Price defined in the first sentence of this Article and applying the exchange rate fixing on the Allocation Date as performed by the European Central Bank at or around 14.00 hours C.E.T.

Article 7 — Transferability of the Option

7.1	The Option is strictly non-transferable and may not be encumbered with a pledge nor are Option Holders allowed to enter into any other act (including for the avoidance of doubt entering into any form of hedging transactions) the economic effect of which would be the same as a transfer or encumbrance of an Option or otherwise substantially alter the economic interest in the Option;

7.2	Devolution by last will or hereditary succession pursuant to the statutory provisions shall, however, not vitiate the Option;

7.3	Option Holder shall not be permitted to conclude any transaction in relation to the Options on (i) NYSE Euronext Amsterdam, The Netherlands, (ii) NASDAQ, New York, United States of America, or (iii) any other stock exchange;

7.4	In the event of an Option Holder acting in contravention of the provisions of this Article, the Options of such Option Holder shall lapse.

TERMS AND CONDITIONS FOR OPTIONS AND SHARES PURCHASED BY EMPLOYEES UNDER THE ASML SHARE AND OPTION PURCHASE PLAN (Version September 2014)

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Shares and Options Purchase Plan	Document name	: Purchase Plan
	Modification date	: September 2014
	Status	: Under Change Control

Article 8 — Exercise of the Option

8.1	All Options Allocated to Option Holder are immediately exercisable as from the Grant Date.

8.2	When exercising the Options Option Holder must comply with the “ASML Rules on Insider Trading”, as in force at the time of exercise;

8.3	In case of termination of the employment relationship between Employee and Employer due to Employee’s (i) death, or (ii) incapability to act, each Option shall be settled in cash based on the difference between (i) the underlying value of one Share at the date of decease or incapability to act; and (ii) the Option Exercise Price. The cash proceeds of such settlement shall be paid, subject to Article 11, to Employee or the Employee’s legal personal representatives (or, if appropriate, his designated beneficiary or beneficiaries and in the event of there being no designated beneficiary or beneficiaries, his estate) as soon as practically possible following the date of the decease or incapacity to act.

Article 9 — Allocation of Cash Premium

9.1	Notwithstanding Articles 9.2 and 9.3 of these Conditions, if (i) Option Holder has not exercised the Allocated Option up to and including the first anniversary of the respective Allocation Grant Date; and/or (ii) Share Holder has continued to hold the Allocated Share up to and including the first anniversary of the respective Grant Date and has not encumbered the Allocated Shares with a pledge, nor entered into any other act (including for the avoidance of doubt entering into any form of hedging transactions) the economic effect of which would be the same as a transfer or encumbrance of an Option or otherwise substantially alter the economic interest in the Allocated Shares, and (iii) Option Holder and/or Share Holder has continuously been an Employee as from the relevant Grant Date up to and including the first anniversary of such Grant Date, and (iv) Option Holder or Share Holder has complied with all requirements set forth in these Conditions (including but not limited to 7.1 ), then ASML will award Option Holder and/or Share Holder a Cash Premium;

9.2	In case of termination of the employment relationship between Employee and Employer due to Employee’s (i) death, or (ii) incapability to act prior to the first anniversary of the respective Grant Date, , Employee or the Employee’s legal personal representatives (or, if appropriate, his designated beneficiary or beneficiaries and in the event of there being no designated beneficiary or beneficiaries, his estate), will be awarded the Cash Premium and this Cash Premium will be paid, subject to Article 11, as soon as practically possible following the date of the decease or incapacity to act;

9.3	Unless otherwise determined by ASML prior to the relevant Grant Date, the Cash Premium is equal to 20% of the aggregate value of the Total Purchase Price paid by the Employee for the Shares and/or the Options. For the avoidance of doubt, this Cash Premium is a gross payment and may be liable to (withholding) taxes, employee social security premiums and social insurance premiums;

9.4	The Cash Premium will be paid to Employee as soon as practical following the first anniversary of the Grant Date.

TERMS AND CONDITIONS FOR OPTIONS AND SHARES PURCHASED BY EMPLOYEES UNDER THE ASML SHARE AND OPTION PURCHASE PLAN (Version September 2014)

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Shares and Options Purchase Plan	Document name	: Purchase Plan
	Modification date	: September 2014
	Status	: Under Change Control

9.5	The Cash Premium will not form part of the Employee’s pensionable salary. Where pension premiums are payable based on local legislation, these premiums will be payable by or recovered from the Employee.

Article 10 — Dilution of Capital

10.1	In the event of a share split, reverse share split, any capitalisation issue (other than a capitalisation issue in substitution for, or as an alternative to, a cash dividend), or rights issue or rights offer or any reduction, sub-division, consolidation or other variation of the capital of ASML affecting the Option Exercise Price or the number of Options or Shares (to be) granted under this Plan (including any change in the currency in which Options or Shares are denominated) or the number of Options or Shares subject to any Allocation and reserve for distribution under the Plan may be adjusted (including retrospective adjustments where appropriate) by ASML in such manner as ASML considers to be in its opinion fair and reasonable, without any obligation for ASML to make such adjustment.

10.2	The adjustments by the Board of Management referred to in Article 10.1 shall be binding after an independent accountant who is a member of The Netherlands Institute for Registered Accountants [Nederlands Instituut voor Register Accountants] has issued a certificate stating that the adjustments have been determined in a reasonable manner. Adjustment of the Option Exercise Price, the number of Options and/or the number of Shares shall take place on the day preceding the day on which notice was given of the aforementioned resolutions. Possible consequences of such adjustments for the levy of tax, employee social security premiums, social insurance premiums, and income level dependent regulations, shall be entirely for the account of Option Holder and/or Share Holder;

10.3	An adjustment of the Option Exercise Price, the number of Options Allocated and/or the number of Shares Allocated and the computation upon which the same are based shall be notified as soon as possible to Option Holder and/or Share Holder in writing.

Article 11 — Taxes and Costs

11.1	All taxes levied, employee social security premiums and social insurance premiums due as a result of the Allocation and/or Release and/or possession and/or exercise and/or sale of Options and/or Shares and/or Cash Premiums, including possible consequences of an amendment of the Conditions, shall be entirely for the account of Option Holder and/or Share Holder;

11.2	All possible consequences for pension, including early retirement, and/or employee social security and/or social insurance benefits and/or income level dependent regulations as a result of Options and/or Shares and/or Cash Premiums Allocated or Released under this Plan, including possible consequences of an amendment of the Conditions, shall be entirely for the account of Option Holder and/or Share Holder;

11.3	Option Holder and/or Share Holder shall be liable for all the costs relating to the exercise of Options and/or sale of Shares, including - but not limited to - costs charged by stock brokers in connection with the transaction;

TERMS AND CONDITIONS FOR OPTIONS AND SHARES PURCHASED BY EMPLOYEES UNDER THE ASML SHARE AND OPTION PURCHASE PLAN (Version September 2014)

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Shares and Options Purchase Plan	Document name	: Purchase Plan
	Modification date	: September 2014
	Status	: Under Change Control

11.4	Costs relating to the issue and/or acquisition of Shares in the capital of ASML for the purpose of Allocating and/or Releasing Shares or Options to Employee shall be for the account of ASML.

Article 12 — Prohibition of Insider Trading

The return by an Employee of a filled in Application Form constitutes a confirmation of the Employee’s acceptance of the applicable “ASML Insider Trading Rules” and of his or her covenant to act in accordance with those rules.

Article 13 — Notices

13.1	Notices which must be given by ASML to Option Holder and/or Share Holder pursuant to or in connection with the Conditions shall be regarded as correctly addressed if sent to the address of Option Holder and/or Share Holder as recorded in the Staff Records Department of ASML or the Group Company;

13.2	Notices which must be given by Option Holder and/or Share Holder to ASML pursuant to or in connection with the Conditions shall be regarded as correctly addressed if sent to the address of ASML as listed with the Chamber of Commerce, for the attention of the Plan Agent.

Article 14 — Disputes

14.1	The Conditions, the annexes thereto, and all further documents related to the Conditions shall be governed by the laws of The Netherlands;

14.2	All disputes arising from the Conditions, the annexes thereto, and further documents related to the Conditions, shall in the first instance, be settled by the District Court of ‘s-Hertogenbosch.

Article 15 — Amendments

15.1	The Board of Management shall have the power to amend the Conditions or add further provisions to the same at any time;

15.2	Option Holder and/or Share Holder shall be informed of any amendments or measures as referred to in this Article in good time, in writing.

TERMS AND CONDITIONS FOR OPTIONS AND SHARES PURCHASED BY EMPLOYEES UNDER THE ASML SHARE AND OPTION PURCHASE PLAN (Version September 2014)

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